Exhibit 10 (C)
                 AMENDMENT TO THIRD AMENDED AND RESTATED
                           OPERATING AGREEMENT


This Amendment is dated and effective as of January 1, 1994 and relates to the Third Amended and Restated Operating Agreement dated as of November 21, 1985, as amended and restated as of December 19, 1985 and as further amended and interpreted, between Hyster Company, an Oregon corporation and Hyster Credit Company, a division of AT&T Commercial Finance Corporation, a Delaware corporation ("Operating Agreement").

                                RECITALS
Effective January 1, 1994, Hyster Company merged with a Delaware corporation of the same name and the name of the surviving corporation was changed to NACCO Materials Handling Group, Inc. ("NMHG"). As of the effective date of this Amendment and thereafter, NMHG will do business on its own behalf and under the assumed business names of Hyster Company and Yale Materials Handling Corporation.

Hyster Company and Hyster Credit Company desire to amend the Operating Agreement to reflect this reorganization while retaining all the rights and obligations of each party under the Operating Agreement.
                                AGREEMENT
In consideration of the foregoing, Hyster Company and Hyster Credit Company agree as follows:
     1. On and after the effective date of this Amendment, when used in the Operating Agreement the term "Hyster" shall mean NMHG and NMHG doing business as Hyster Company and the term "NMHG" is substituted for the term "Hyster" everywhere that it appears in the Operating Agreement.

     2. On and after the effective date of this Amendment, when used in the Operating Agreement the term "Equipment" shall mean new fork lift trucks and units of other construction and industrial equipment manufactured or distributed by NMHG that bear Hyster Company trademarks or insignia, together with other manufacturer's new equipment sold in conjunction with the above-described equipment, plus accessories and attachments therefor, except that (i) in connection with and for purposes of Rental Fleet Transportation and (ii) for purposes of Article IV, "Equipment" shall not include and there is expressly excluded therefrom any new fork lift trucks and units of other construction and industrial equipment manufactured or distributed by NMHG that bear Yale Materials Handling Corporation trademarks or insignia, nor shall it include other manufacturer's new equipment sold in conjunction with such Yale trademarked equipment or accessories and attachments therefor.

     3. All notices issued under Section 12.8 of the Operating Agreement shall be sufficient if issued to NMHG at the following address:

           NACCO Materials Handling Group, Inc.
           2701 NW Vaughn, Suite 900
           Portland, OR  97210
                 Attn:  Vice President, General Counsel
                       and Secretary

     and to Credit Company at both of the following addresses:

           AT&T Commercial Finance Corporation
           222 SW Columbia, Suite 800
           Portland, OR  97201-6618
                 Attn:  Operations Manager

                      and
           AT&T Commercial Finance Corporation
           The Corporate Center
           550 Cochituate Rd.
           P.O. Box 9104
           Farmingham, MA  01701
                 Attn:  Chief Counsel


Except as expressly amended and restate herein, the Operating Agreement shall remain in full force and effect in accordance with its terms.

Agreed to and signed on due authority as of the day and year first written above.

HYSTER CREDIT COMPANY, a division of
AT&T COMMERCIAL FINANCE CORPORATION

By         /c/Bradley D. Johnson

Title      Vice President


HYSTER COMPANY

By         /c/B. I. Bull
     Vice President, Corporate Administration
TitleGeneral Counsel & Secretary


NACCO MATERIALS HANDLING GROUP, INC.

By         /c/B. I. Bull
           Vice President, General
Title      Counsel & Secretary